Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS THIRD QUARTER

2012 RESULTS OF OPERATIONS

Bensenville, Ill – November 6, 2012— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, semiconductor, and optical industries, today reported financial results for its third quarter ended September 30, 2012.

The Company reported that third quarter revenue increased to $19.9 million from $17.0 million in the prior quarter driven by strong six-inch sapphire wafer sales. Revenue from six-inch wafer sales increased 62 percent sequentially as demand increased from both the Silicon-on-Sapphire and LED markets. Due to low industry pricing for two through four inch core products, the Company decided to sell a limited quantity of those products in the quarter. Raja Parvez, President and CEO of Rubicon Technology, commented, “We saw strong demand for our six-inch polished wafers in the quarter from both key markets, SoS and LED. While the recovery of the LED market is slower than expected, the strength of our technology has allowed us to outperform our peers by enabling us to take a leadership position in supporting emerging technologies like Silicon-on-Sapphire, large diameter LED substrates and large area optical windows.”

Gross margin in the third quarter increased to 12.3 percent, up from break-even in the prior quarter. The Company’s operating loss for the third quarter was reduced to $1.1 million from $3.1 million in the prior quarter, and earnings per share were $0.01 after recording a foreign currency gain and additional income tax credits.

Mr. Parvez continued, “While the LED market in general continues to remain fairly weak, we are seeing signs of improvement, and the SoS market remains strong. During the current LED industry cycle we continue to focus on enhancing our competitive position by developing new products, adding intellectual property and reducing our cost structure.”

Fourth Quarter 2012 Guidance

Commenting on the outlook for the fourth quarter of 2012, William Weissman, Rubicon’s Chief Financial Officer said, “For the fourth quarter we expect revenue to be similar to that of the third quarter with most of our revenue again coming from six-inch polished wafer sales. Pricing for two-through-four inch cores has not yet started to rebound, so we will likely sell limited volume of these products again in the fourth quarter. Gross margin will likely be in the high single digits as average pricing for six-inch wafers will be somewhat lower in the fourth quarter. The down cycle in the LED market has certainly delayed broader adoption of six inch substrates among LED chip manufacturers, and six-inch usage remains limited at this time. We are now beginning to see some chip manufactures re-engage their development work on six inch and expect strong growth in the six-inch market in the second half of next year. However, in the near term we expect to see some pricing pressure on six-inch given the limited demand and competitors trying to qualify for that business. Consequently, we expect a loss per share between $(0.02) and $(0.05) in the fourth quarter based on 22.5 million shares outstanding and a 50 percent tax benefit.”

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on November 6, 2012 to review the third quarter 2012 results and the fourth quarter 2012 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://www.rubicon-es2.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. Eastern time on November 13, 2012, and can be accessed by dialing (888) 286-8010 or (617) 801-6888 (international). Callers should reference conference ID 27970698. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is the world leader in larger diameter sapphire products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third quarter of 2012, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of RFIC and other new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	September 30,
	2012	2011
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$7,601	$18,357
Restricted cash	171	514
Short-term investments	36,570	53,713
Accounts receivable, net	12,445	29,285
Inventories	45,811	16,705
Other current assets	18,315	16,233
Deferred tax assets	2,619	1,990

Total current assets	123,532	136,797

Property and equipment, net	121,358	116,318
Investments	—	2,000
Other assets	1,583	1,276

Total assets	$246,473	$256,391

Liabilities and Stockholders’ Equity
Accounts payable	$7,781	$6,765
Accrued and other current liabilities	3,151	5,940

Total current liabilities	10,932	12,705

Deferred tax liability	9,547	12,266

Total liabilities	20,479	24,971

Stockholders’ equity	225,994	231,420

Total liabilities and stockholders’ equity	$246,473	$256,391

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenue	$19,942	$33,637	$47,152	$114,635
Cost of goods sold	17,497	17,516	48,104	47,339

Gross profit (loss)	2,445	16,121	(952)	67,296
General and administrative expenses	2,530	3,251	6,880	9,228
Sales and marketing expenses	417	519	1,346	1,284
Research and development expenses	639	466	1,712	1,303
(Gain) loss on disposal of assets	—	—	(5)	7

Total operating expenses	3,586	4,236	9,933	11,822

Income (loss) from operations	(1,141)	11,885	(10,885)	55,474
Other income (expense):
Interest income and other, net	297	(110)	384	35

Income (loss) before income taxes	(844)	11,775	(10,501)	55,509
Income tax benefit (expense)	1,116	(3,589)	6,094	(18,311)

Net income (loss)	$272	$8,186	$(4,407)	$37,198

Net income (loss) per common share:
Basic	$0.01	$0.36	$(0.20)	$1.62
Diluted	$0.01	$0.35	$(0.20)	$1.57
Weighted average common shares outstanding used in computing net income per common share:
Basic	22,524,611	22,822,286	22,519,171	22,948,980
Diluted	23,050,618	23,410,525	22,519,171	23,760,859

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Cash flows from operating activities
Net income (loss)	$272	$8,186	$(4,407)	$37,198
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Depreciation and amortization	3,065	2,577	8,958	6,842
Other	496	900	1,479	2,657
Deferred taxes	(671)	17,905	(5,574)	14,576
Excess tax benefits from stock-based compensation	—	6,410	—	(4,301)
Changes in operating assets and liabilities
Accounts receivable	(3,129)	1,958	20,199	(10,609)
Inventories	(6,748)	(4,384)	(22,726)	(5,826)
Other assets	(657)	(4,543)	3,700	(7,991)
Accounts payable	685	(1,561)	(5,150)	(2,386)
Accrued expenses and other current liabilities	(621)	(11,408)	(636)	638

Net cash (used in) provided by operating activities	(7,308)	16,040	(4,157)	30,798

Cash flows from investing activities
Purchases of property and equipment, net proceeds from disposal of assets	(3,019)	(15,271)	(9,380)	(40,656)
Proceeds from sales of investments, net purchases of investments	(3,544)	9,224	17,098	12,337

Net cash (used in) provided by investing activities	(6,563)	(6,047)	7,718	(28,319)

Cash flows from financing activities
Excess tax benefits from stock-based compensation	—	(6,410)	—	4,301
Purchase of treasury stock	—	(5,482)	—	(5,482)
Other financing activities	3	28	30	760

Net cash provided by (used in) financing activities	3	(11,864)	30	(421)

Net effect of currency translation	(305)	255	(280)	226

Net increase (decrease) in cash and cash equivalents	(14,173)	(1,616)	3,311	2,284
Cash and cash equivalents, beginning of period	21,774	19,973	4,290	16,073

Cash and cash equivalents, end of period	$7,601	$18,357	$7,601	$18,357